SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is entered into as of the _______ day of ________, 2004 (the "Execution Date"), by and among Paul Masanek ("Masanek"), Services By Designwise, Ltd. ("SBD") (collectively "Plaintiffs") and James Solomon ("Solomon"), Technology Alternatives, Inc., an Illinois corporation ("Technology"), and TechAlt, Inc. f/k/a Dendo Global Corporation, a Nevada corporation ("TechAlt") (collectively "Defendants").

WHEREAS, Plaintiffs filed certain claims against the Defendants in a lawsuit filed in the Circuit Court of Cook County, Illinois, PAUL MASANEK AND SERVICES BY DESIGNWISE, LTD. V. JAMES SOLOMON, ET AL. CASE NO. 04 CH 14001 and Defendants countered with various causes of action, claims and defenses against Plaintiff (the "Litigation");

WHEREAS, prior to the filing of the Litigation, Technology licensed intellectual property to TechAlt in exchange for stock in TechAlt (the "License Agreement");

WHEREAS, prior to the filing of the Litigation, TechAlt and various investors (the "Sunrise Investors") entered into various financing agreements in August 2004, including without limitation, those agreements filed with the United States Securities and Exchange Commission in which the Sunrise Investors received stock in TechAlt (the "Financing") (the License Agreement and the Financing, collectively the "Transaction");

WHEREAS, none of the parties to the Litigation or this Agreement admit any fault, culpability or liability in connection with the Litigation and the alleged facts and conduct on which the Litigation is based, and all parties desire to settle and release claims against each other as specified in this Agreement;

WHEREAS, the parties desire to resolve the Litigation without incurring any additional attorneys' fees and costs;


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WHEREAS,  the recitals  herein are material  terms of this  Agreement and made a part of this Agreement;

IN CONSIDERATION of the terms, payments, covenants, representations and warranties in this Agreement and the Related Agreements (hereinafter defined), release of claims and the dismissal of the Litigation, the sufficiency of which is hereby acknowledged by the parties herein, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

For purposes of this Agreement, the following terms shall be defined as follows:

      a. TechAlt's Liabilities. "TechAlt's Liabilities" herein means all obligations and liabilities of TechAlt due or payable, incurred or owing to Masanek and SBD under this Agreement and the Related Agreements (hereinafter defined).

      b. Related Agreements. "Related Agreements" herein means all agreements, instruments and documents entered into between Masanek and/or SBD and Solomon, Technology, and/or TechAlt relating to the settlement of the Litigation, including without limitation, the Merger Agreement, Secured Convertible Promissory Note, Security Agreement, Warrant, Registration Rights Agreement, Right of First Refusal Agreement, Consulting Agreement, Sales Agreement, and Escrow Agreement all of even date, and all other written instruments and documents heretofore, now and/or from time to time hereafter executed among Masanek and/or SBD, and Solomon, Technology, and/or TechAlt relating to the settlement of the Litigation.

      c. Closing. "Closing" herein means the date of effectiveness and release of this Agreement and the Related Agreements from escrow upon payment of the Closing Payments as defined in the Escrow Agreement of even date herewith (the "Escrow Agreement") pursuant to the Escrow Agreement.


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                                   ARTICLE II

                                     MERGER

2.1 Simultaneously upon the Closing, the parties shall consummate a merger agreement of even date in the form attached hereto as EXHIBIT 2.1 ("Merger Agreement"). The Merger Agreement shall provide that simultaneously upon the Closing, Technology shall merge into TechAlt, or an acquisition subsidiary of TechAlt, with TechAlt being the parent entity (the "Merger"). Pursuant to this Agreement, Masanek hereby agrees to vote all his shares of Technology in favor of the Merger and the Merger Agreement upon Closing.

2.2 Pursuant to the Merger Agreement, effective immediately upon Closing, the shares of TechAlt issued in connection with the Merger Agreement shall be as set forth on EXHIBIT 2.2.

2.3 The parties acknowledge and agree that the four million six hundred seventy six thousand five hundred sixty (4,676,560) shares of common stock that TechAlt issues to Masanek in connection with the Merger ("Masanek Shares"), and the four million eight hundred sixty seven thousand four hundred forty (4,867,440) shares of common stock that TechAlt issues to Solomon in connection with the Merger shall be issued to Masanek and Solomon, respectively, in exchange for their shares of common stock in Technology pursuant to the terms of the Merger Agreement.

                                   ARTICLE III

                     REPRESENTATIONS OF TECHALT AND SOLOMON

In addition to the representations and warrants set forth in Article II of this Agreement, TechAlt and Solomon hereby represent and warrant to Masanek the following:

3.1 Organization and Standing. TechAlt is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Upon Closing TechAlt will be authorized to do business in Illinois and has all necessary power to own (or hold under lease or license) its properties and assets and to carry on its business as now conducted.


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3.2 Authorized and Effective  Agreement.  TechAlt and Solomon have all requisite power and authority to execute, deliver and perform their obligations under this Agreement, the Related Agreements, the other agreements contemplated hereby and each of the transactions contemplated hereby, and the execution, delivery and performance by TechAlt and Solomon of this Agreement, the Related Agreements,
the  other  agreements   contemplated   hereby  and  each  of  the  transactions
contemplated hereby have been duly and validly authorized by all necessary action in respect thereof. This Agreement and the Related Agreements constitute a legal, valid and binding obligation of TechAlt and Solomon, enforceable against TechAlt and Solomon in accordance with their terms.

TechAlt does hereby represent and warrant that the person so executing this Agreement, the Related Agreements and the documents to be delivered pursuant hereto is its authorized agent.

3.3 Title and Authority. TechAlt shall have on the Closing the full right and authority to sell, transfer, and issue all of the Masanek Shares to Masanek hereunder free and clear of all liens, pledges, security interests, claims, charges, encumbrances, and restrictions of any kind whatsoever (with the exception of restrictions imposed by the securities laws of the United States of America and Blue Sky Laws). Except for this Agreement and the Related Agreements, there are no outstanding or authorized options, warrants, rights of refusal, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments or any right or privilege whether pre-emptive or contractual or of any other kind or character including convertible securities, warrants, or convertible obligations of any nature to which TechAlt is a party or which are binding upon TechAlt providing for the issuance, disposition, subscription or acquisition of any of the Masanek Shares.


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3.4 Solomon's Title and Authority.  Immediately prior to the Closing, Solomon is the unqualified and unconditional owner of 4,544,000 issued and outstanding shares of TechAlt; provided, however, that all Parties understand that certain of the Solomon Shares are currently held in escrow pending execution of this Agreement. Solomon will be the unqualified and unconditional owner of 4,867,440 shares of TechAlt after the Closing (the "Solomon Shares").

3.5 Capitalization. The authorized capital stock of TechAlt as of the date of this Agreement is set forth in EXHIBIT 3.5. The issued and outstanding capital stock of TechAlt as of the date of the Closing is set forth in EXHIBIT 3.5. On the Closing no other securities of TechAlt will be outstanding or authorized for issuance unless set forth in EXHIBIT 3.5. Except as disclosed in EXHIBIT 3.5 or as otherwise specifically provided or contemplated in this Agreement, on the
Closing: (i) no holder of any security of TechAlt (a) will be entitled to any preemptive rights which have not been waived with respect to the transaction contemplated by this Agreement or (b) will have any right of first refusal to purchase capital stock of TechAlt to be issued and sold or otherwise transferred to any shareholder of TechAlt pursuant to this Agreement which has not been waived with respect to the transaction contemplated by this Agreement, (ii) TechAlt has not granted any options, warrants or rights to purchase any of its capital stock or authorized any of its capital stock for issuance, and (iii) no instrument or security is outstanding which is convertible into or exchangeable for, or which entitles the holder thereof to capital stock of TechAlt. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to TechAlt. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of TechAlt.

3.6 Source of Masanek Shares. All of the Masanek Shares transferred and issued to Masanek pursuant to the Merger Agreement shall be shares transferred and issued by TechAlt and are not sold or transferred from the shares of TechAlt owned by Solomon as of the date of the Merger (the "Merger Date").


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3.7 No Breach. The execution, delivery and performance by TechAlt and Solomon of this Agreement and the Related Agreements and the consummation of each of the transactions contemplated hereby shall not (a) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of TechAlt;
(b) constitute or result in a breach of any term, condition, or provision of, constitute a default under, result in the termination or acceleration of, or create in any party the right to accelerate, terminate, modify or cancel any contract, agreement, note, bond, indenture, mortgage, loan agreement, lease, sublease, license, sublicense, permit or other instrument or obligation to which TechAlt and/or Solomon is a party or by which TechAlt and/or Solomon is bound or affected or to which any of the assets of TechAlt are bound or affected; or (c) violate or require any consent or notice under any statute, regulation, rule, judgment decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which TechAlt and/or Solomon or any of TechAlt's and/or Solomon's assets are subject or by which TechAlt and/or Solomon or any of its or his assets are bound or affected.

3.8 Financial Statements. The financial statements of TechAlt as disclosed in the 10-QSB Quarterly Report filed on November 15, 2004 with the United States Securities and Exchange Commission are a true and correct representation of the financial position and results of operations of TechAlt as of the respective dates of the financial statements. The various income statements and ledger statements of TechAlt provided to Masanek prior hereto relative to the period between August 20, 2004 and the date of this Agreement are, to the best of TechAlt's and Solomon's knowledge, information and belief, true and complete.

3.9 Absence of Undisclosed Liabilities. TechAlt, to the best of its knowledge and its belief, does not have any undisclosed debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise, whether due or to become due) arising out of transactions entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when any such liability or obligation is asserted), including, without limitation, tax liabilities unrelated to ordinary operations and or arising out of this Agreement, except (a) liabilities and obligations under agreements, contracts, leases or commitments described on the Contract Schedule attached hereto as EXHIBIT 3.9A (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand); (b) liabilities and obligations to the extent specifically reflected in GROUP EXHIBIT 3.8; and (c) liabilities and obligations incurred after the most recent income statements and ledger statements provided in GROUP
EXHIBIT 3.8 in the ordinary course of business, otherwise in accordance with the terms of this Agreement as disclosed in EXHIBIT 3.9B.


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3.10 Absence of Certain Developments. Other than the liabilities and obligations specifically reflected in GROUP EXHIBIT 3.8, TechAlt and/or Solomon have not on behalf of TechAlt except to the extent disclosed on EXHIBIT 3.9B:

      a. incurred any liability under agreements or otherwise, except liabilities incurred and obligations entered into in the ordinary course of business, which individually or in the aggregate have a materially adverse effect on the financial or other condition, business, prospects, assets or goodwill of TechAlt; or

      b. discharged, satisfied or agreed to discharge or satisfy any lien, charge, or encumbrance, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except obligations arising in the ordinary course of business, which individually or in the aggregate have a materially adverse effect on the financial or other condition, business, prospects, assets, or goodwill of TechAlt; or

      c. except in the ordinary course of business (i) sold, transferred, licensed or entered into any agreement relating to the sale, transfer or licensing of any tangible or intangible asset, including without limitation, any proprietary asset; or (ii) entered into a lease of real property, machinery, equipment or buildings; or


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

      d. become aware of any destruction to or damage or loss to any tangible or intangible asset of TechAlt that materially or adversely affects the financial condition, business or prospects of TechAlt; or

      e. amended or terminated any contract, agreement or license to which TechAlt is a party, except during the ordinary course of business; or

      f. sold, assigned, transferred, abandoned or permitted to lapse any of its proprietary rights or other intangible assets or disclosed any proprietary, confidential information to any person or entity or granted any license or sublicense of any rights under or with respect to any of its proprietary rights; or

      g. made or granted any bonus, compensation increase or benefit increase to any employee, officer or director, or made any other change in employment terms for any employee, officer or director, including without limitation, for Solomon; or

      h. made any capital expenditures or commitments therefore such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall comprise in excess of $50,000 on the Closing; or

      i. made any loans or advances by TechAlt to any person or entity or entered into any guaranty by TechAlt of any loan; or

      j. issued or sold any notes, bonds or debt, securities or any equity securities, or any securities convertible, exchangeable or exercisable into any equity securities, warrants, options or other rights to acquire equity securities; or

      k. borrowed any amount or incurred or became subject to any liabilities, except for current liabilities disclosed herein and incurred in the ordinary course of business; or

      l. amended or authorized the amendment of its articles of incorporation or bylaws; or

      m. entered into or agreed to enter into any transaction other than in the ordinary course of business.

      3.10.1 No party has accelerated, terminated, modified or cancelled any contract, lease, sublease, license or sublicense or other agreement set forth in the attached Contract Schedule (EXHIBIT 3.9A).


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3.11  Litigation.   Other  than  the  Litigation,   there  are  no  lawsuits  or
administrative proceedings or claims, including product liability claims pending against TechAlt, its employees or consultants as it relates to their work for TechAlt, nor to the best of their knowledge are there any potential or threatened litigation or claims against TechAlt, its employees or consultants as it relates to their work for TechAlt, its assets or business and there are no lawsuits or administrative proceedings or claims brought by TechAlt. To the best of its knowledge, TechAlt is not in material default under any lease, license, policy, contract or agreement with any other person or entity and all material contracts of TechAlt have been disclosed to Masanek, and are in full force and effect.

3.12 Compliance With Laws. To the best of its knowledge, TechAlt has in all material respects complied with all applicable federal, state, provincial and local laws including all federal and state securities registration and/or exemption requirements.

3.13 Taxes. To the best of its knowledge, all federal, state and local income tax and information returns have been filed as required by law and all income taxes required to be paid by TechAlt have been paid and adequate reserves for payment of such taxes have been established for all taxes not currently payable. Since the last period or periods for which returns have been filed, to the best of its knowledge, TechAlt has not become liable to pay any income taxes, assessments, fees, penalties, interest or other governmental charges other than in the ordinary course of business. Provisions have also been made for any other contingent income tax liabilities.

3.14 No Infringement. To the best of its knowledge, the use and/or ownership of TechAlt's products or systems designed, distributed, marketed or sold by TechAlt does not infringe, violate or constitute misuse or misappropriation of any existing patent, trademark, service mark, trade name, copyright (or obligation for any patent or registration of trademark, service mark or copyright) and does not violate or constitute misuse or misappropriation of any trade secret or any other proprietary right of any third party, and, with the exception of claims made by the Plaintiffs pursuant to the Litigation, TechAlt has not been charged or threatened with infringement, misappropriation or misuse of any patent, trademark, trade name, service mark, copyright, trade secret, know-how or confidential information or data or any other proprietary right of a third party with respect to the use of said products and systems in the operation of its business, nor has TechAlt been requested to take a license under any such third party rights.


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3.15 No other Consideration to Solomon. Solomon has not and will not receive any other consideration or payment, including, without limitation, any capital stock of TechAlt, from any source other than as set forth in the Employment Agreement originally entered into between Solomon and TechAlt (formerly known as Dendo Global Corporation) and filed with the SEC, the Merger Agreement, this Agreement and the Related Agreements.

3.16 Warranty Against Assignment of Claims. Defendants represent and warrant that they are the sole and lawful owner of all right, title and interest in and to every claim released herein and that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any of the claims being released pursuant to this Agreement.

3.17 Accuracy of Representations and Warranties. All representations and warranties of TechAlt and/or Solomon in this Agreement shall be true and accurate as of the Closing as though made at the time unless TechAlt and/or Solomon notifies Masanek otherwise in writing prior to Closing.

                                   ARTICLE IV

                       REPRESENTATIONS OF MASANEK AND SBD

Masanek and SBD represent and warrant to TechAlt as follows (SBD makes no representation and/or warrant as to Section 4.1):


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4.1 Title and  Authority.  Masanek  shall have upon  Closing  the full right and authority to sell and transfer all of his shares of common stock in Technology ("Masanek's Technology Shares") hereunder free and clear of all liens, pledges, security interests, claims, charges, encumbrances, and restrictions of any kind whatsoever. Except for this Agreement, there are no outstanding or authorized options, warrants, rights of refusal, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments or any right or privilege whether pre-emptive or contractual or of any other kind or character including convertible securities, warrants, or convertible obligations of any nature to which Masanek is a party or which are binding upon Masanek providing for the issuance, disposition, subscription or acquisition of any of Masanek's Technology Shares. Masanek does hereby represent and warrant that he has the full right, power, authority and capacity to execute this Agreement, the Related Agreements and documents to be delivered pursuant hereto.

4.2 No Breach. The execution, delivery and performance by Masanek and SBD of this Agreement and the Related Agreements and the consummation of each of the transactions contemplated hereby shall not (a) conflict with or result in a breach of any provision of the certificate of incorporation or articles of incorporation or bylaws of SBD; (b) constitute or result in a breach of any term, condition, or provision of, constitute a default under, result in the termination or acceleration of, or create in any party the right to accelerate, terminate, modify or cancel with respect to any contract, agreement, note, bond, indenture, mortgage, loan agreement, lease, sublease, license, sublicense, permit or other instrument or obligation to which Masanek or SBD is a party or by which Masanek or SBD is bound or affected or to which any of the assets of Masanek or SBD are bound or effected; or (c) violate or require any consent or notice under any statute, regulation, rule, judgment decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Masanek or SBD or any of Masanek's or SBD's assets are subject or by which Masanek or SBD or any of its assets are bound or affected.


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4.3 The SBD System.  SBD filed a Patent  Application No.  10/192,941 on July 11,
2002, which relates to the SBD System (defined in Section 12 below).

To the best of its knowledge, SBD System contains only those items and rights which are: (i) owned by Masanek and/or SBD; (ii) in the public domain; or (iii) rightfully used by Masanek and/or SBD. Masanek and/or SBD has all rights in the SBD System necessary to carry out Masanek's and/or SBD's current activities and, to the knowledge of Masanek and/or SBD, Masanek and/or SBD's future activities to the extent such future activities are already planned, including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, or license, assign and sell, the SBD System.

To the best of its knowledge, the reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in the SBD System, product, work, technology or process as now used or offered or proposed for use, licensing or sale by Masanek and/or SBD does not infringe on any patent, design right, trademark, trade name, service mark, trade dress, Internet domain name, copyright, database, statistical model, technology, invention, supplier list, trade secret, computer software program or application of any person, anywhere in the World. Masanek and/or SBD has not received notice of any claims (i) challenging the validity, effectiveness or ownership by Masanek and/or SBD of the SBD System, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by Masanek and/or SBD or its agents or use by its customers infringes or will infringe on any intellectual property or other proprietary or personal right of any person. To the knowledge of Masanek and/or SBD, no such claims have been threatened by any person, nor are there any valid grounds for any bona fide claim of any such kind. All of the rights within the SBD System are enforceable and subsisting. To the knowledge of Masanek and/or SBD, there is no unauthorized use, infringement or misappropriation of the SBD System by any third party, employee or former employee.


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To the  best of its  knowledge,  all  personnel,  including  employees,  agents, consultants and contractors, who have contributed to or participated in the conception and development of the SBD System on behalf of Masanek and/or SBD, either (i) have been a party to an enforceable "work-for-hire" arrangement or agreements with Masanek and/or SBD in accordance with applicable national and state law that has accorded Masanek and/or SBD full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or
(ii) have executed appropriate instruments of assignment in favor of Masanek and/or SBD as assignee that have conveyed to Masanek and/or SBD effective and exclusive ownership of all tangible and intangible property thereby arising, and at all times, SBD has taken reasonable measures to protect the SBD System as confidential information.

To the best of their knowledge, Masanek and/or SBD does not owe any royalties or other payments to third parties in respect of the SBD System.

To the best of its knowledge, SBD represents and warrants it has good title to the SBD System, the full right and authority to sell and transfer same, and that said property is sold free and clear of all liens, claims, and encumbrances.

SBD acknowledges and agrees that TechAlt shall have all rights as defined in the Assignment and Bill of Sale to use any tool software developed by Ted Phillips on behalf of SBD for the SBD System.

4.4 Warranty Against Assignment of Claims. Masanek and SBD represent and warrant that they are the sole and lawful owner of all right, title and interest in and to every claim released herein and that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any of the claims being released pursuant to this Agreement.


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4.5  Accuracy  of  Representations  and  Warranties.   All  representations  and
warranties of Masanek and SBD in this Agreement shall be true and accurate as of the Closing as though made at such time unless Masanek or SBD notifies TechAlt otherwise in writing prior to Closing.

                                    ARTICLE V

                 MODIFICATION OF PREVIOUS TRANSACTION AGREEMENTS

5.1 Simultaneously with the Closing, the Defendants shall execute those agreements necessary to cause all of the agreements arising out of, or related to, the License Agreement, the Financing pursuant to the August 24, 2004 Securities Purchase Agreement and all related agreements, including without limitation, those agreements filed with the U.S. Securities and Exchange Commission pursuant to Form 8-K on August 27, 2004, ("Transaction Agreements") to be consistent with this Agreement and the Related Agreements and to not constitute or result in a breach of any of the Transaction Agreements, including, without limitation, the waivers with the Sunrise Investors pursuant to Section 9.2 ("Sunrise Investor Waivers"), copies of all such waivers shall be delivered to Masanek by TechAlt at Closing. In addition, in the event TechAlt does not receive the TechAlt Financing by the Sunrise Financing Deadline, within fourteen (14) days after the Sunrise Financing Deadline, TechAlt shall obtain from Sunrise Securities Corp. an executed waiver in which Sunrise Securities Corp. will agree that it shall not earn or receive any compensation for any Outside Financing Sources obtained by Masanek pursuant to Article 19.2 of this Agreement notwithstanding paragraph 1(b), 6 or any other applicable paragraph contained in the Financial Advisory and Investment Banking Agreement dated on or about June 25, 2004.

                                   ARTICLE VI

                               PAYMENTS TO MASANEK

6.1 In addition to the other consideration described herein, TechAlt shall deposit with the Escrow Agents by wire transfer to Piccione Keeley & Associates, Ltd. Segregated Funds Account no later than 5:00 p.m. (CST) on December 15, 2004 ("Escrow Deadline") the sum of Seven Hundred Ninety Thousand and no/100 Dollars ($790,000.00),which sum is the Closing Payments referred to in Section 3(a) of the Escrow Agreement. In the event TechAlt fails to deposit said Closing Payments (which also includes the Sunrise Investors Waivers) in escrow by the Escrow Deadline, Defendants acknowledge and agree the Escrow Agents have been directed to seek to have entered without further notice the Agreed Order attached hereto as EXHIBIT 6.1 in the Litigation. Furthermore in the event the Agreed Order is entered pursuant to the terms of the Escrow Agreement, the Defendants shall take any and all action necessary to unwind and/or rescind any and all agreements entered into by the Defendants including, but not limited to, the Intellectual Property License Agreement entered into between TechAlt and Technology on or around August 20, 2004 (the "License Agreement") and effectively re-establish the status quo as it existed prior to the License Agreement.

6.2 In addition, on the Execution Date, TechAlt shall enter into a Secured Convertible Promissory Note in the form attached hereto as EXHIBIT 6.2.(A). The Secured Convertible Promissory Note shall be secured by the assets of TechAlt as provided in the Security Agreement of even date in the form attached hereto as
EXHIBIT 6.2.(B), Which TechAlt shall also sign on the Execution Date.

6.3 The payments set forth in paragraph 6.1 and 6.2 herein and all other consideration set forth herein shall be allocated as set forth on EXHIBIT 6.3.

                                   ARTICLE VII

                              CONSULTING AGREEMENT

7.1 On the Execution Date, TechAlt shall enter into a Consulting Agreement with SBD in the form attached hereto as EXHIBIT 7.1.

                                  ARTICLE VIII

                                 SALES AGREEMENT

8.1 On the Execution Date, TechAlt shall enter into a Sales Agreement with SBD in the form attached hereto as EXHIBIT 8.1.

                                   ARTICLE IX

               WARRANTS ISSUED TO MASANEK/ADDITIONAL COMMON STOCK

9.1 On the Execution Date, TechAlt shall execute a warrant entitling Masanek to purchase seven hundred fifty thousand (750,000) shares of common stock of TechAlt, at the exercise price of One Dollar ($1.00) per share, pursuant to the Warrant ("Masanek Warrant") of even date in the form attached hereto as EXHIBIT 9.1

9.2 Pursuant to the Sunrise Investors Waiver to be delivered at Closing by TechAlt, the Sunrise Investors (as defined in Section 19.1) will agree that there shall be no adjustment of the Exercise Price (as that term is defined therein) of their Warrants (as provided in Section 2 of said Warrants) to the extent such provisions would apply on account of the issuance to (i) Sunrise Securities Corp. of 840,000 shares of common stock and warrants to purchase 800,000 shares of common stock (exercise price of $.50 per share) pursuant to the Financial Advisory and Investment Banking Agreement (the "Sunrise Investment Banking Fee"), (ii) Sunrise Financial Group, Inc. of 240,000 shares of common stock and options to purchase 1,000,000 shares of common stock (exercise price of (a) $.50 per share on options to purchase 500,000 shares of common stock and
(b) $1.00 per share on options to purchase 500,000 shares of common stock) pursuant to the Public Relations Retainer Agreement (the "Sunrise Public Relations Fee"), and (iii) the common stock issued to Masanek to the Merger Agreement. In exchange therefore, Masanek and SBD (or their assigns) agree that there shall be no adjustment to the (i) Conversion Price (as that term is defined therein) of the Secured Convertible Promissory Note attached hereto as
EXHIBIT 6.2A, and (ii) Exercise Price (as that term is defined therein) of the Masanek Warrant, on account of shares (a) to be issued by virtue of the Sunrise Investment Banking Fee, the Sunrise Public Relations Fee, or (b) shares issuable prior to the Closing on account of penalties pursuant to Section 2(f) of the Sunrise Investors' Registration Rights Agreements and pursuant to Section (II) (regarding Dividends) of TechAlt's Certificate of Designation filed with the Secretary of State of the State of Nevada on August 23, 2004 in connection with the Financing.

                                    ARTICLE X

                             REGISTRATION OF RIGHTS

10.1 On the Execution Date, TechAlt shall enter into the Registration Rights Agreement of even date in the form attached hereto as EXHIBIT 10.1., pursuant to which Masanek shall receive full registration rights (equal to any other party in the Financing, including without limitation, the original TechAlt shareholders, the Sunrise Investors, Sunrise Securities Corp., and Excipio Group
SA) to (i) all of his shares of common stock in TechAlt (4,676,560), (ii) the common stock shares issuable upon exercise of the Masanek Warrant and (iii) the common stock shares issuable upon conversion of the Secured Convertible Promissory Note attached hereto as EXHIBIT 6.2A.

                                   ARTICLE XI

                             RIGHT OF FIRST REFUSAL

11.1 On the Execution Date, TechAlt, Masanek, and Solomon shall enter into a Right of First Refusal Agreement of even date in the form attached hereto as
EXHIBIT 11.1, pursuant to which for a period of one (1) year from Closing (a) Masanek shall have a right of first refusal to purchase the Solomon Shares, and
(b) Solomon or TechAlt shall have a right of first refusal to purchase the Masanek Shares and the TechAlt common stock shares issuable upon (i) exercise of the Masanek Warrant and (ii) conversion of the Secured Convertible Promissory Note.

                                   ARTICLE XII

                     SBD INVENTORY AND INTELLECTUAL PROPERTY

12.1 Upon Closing, and pursuant to the Assignment and Bill of Sale attached hereto as EXHIBIT 12.1, SBD shall sell, transfer, and assign all right, title, and interest in and to all SBD intellectual property and completed inventory and new work in progress related to the SBD System as set forth on SCHEDULES A and B, a description of which is contained in the Assignment and Bill of Sale (the "SBD System"). SBD shall retain and the Defendants waive any and all right, title and interest to all other assets of SBD not specified in Schedule A, including without limitation, intellectual property rights not related to the SBD System.

                                  ARTICLE XIII

                     RIGHT OF MASANEK TO CERTAIN INFORMATION

13.1 For as long as Masanek is (a) a shareholder owning, either personally or as majority shareholder in a separate entity owning, five percent (5%) of TechAlt's issued common stock or its successor and/or assign, or (b) owed any sums under the Secured Convertible Promissory Note, Masanek shall have the right to receive all documents and information that all directors of TechAlt would otherwise receive, including without limitation, to the extent that such documents are created or exist or such information has been physically documented or otherwise recorded for purposes separate from the obligation created in this Section 13.1, all notices of board meetings, board minutes, correspondence, financial statements, monthly statements of operation, including without limitation, a balance sheet, an income and expense statement, a statement of cash flow, a sales information report, purchase orders and invoices, a schedule of aged accounts receivables and payables, a comparison of actual operating results to the approved budget for such month and year to date, together with a projection of the remainder of the year, and strategic plans. All such documents or information actually provided to all existing directors will also be provided to Masanek upon request by Masanek. In addition, all other documents or information that all directors would receive which Masanek requests shall be provided to Masanek within two (2) business days of such request.

13.2 Masanek hereby expressly agrees and understands that certain of the documents and information that may be disclosed pursuant to Section 13.1 may be material, highly confidential and not available to the investing public, shareholders and/or consultants of TechAlt and may be considered "inside" information (the "Confidential Information"). Further, United States securities regulations, which regulate transactions in corporate securities (stocks and bonds), impose severe sanctions against the use of "inside" information in the purchase and sale of securities by "insiders" of a company for their own benefit and profit. "Inside" information includes any material non-public information which might be a factor in a decision to buy or sell a particular security. By virtue of the disclosure of the Confidential Information, not only may Masanek be considered an "insider", but family members, friends, brokers or anyone to whom the information is communicated by Masanek may be deemed an "insider" as well. "Securities" include not only those of TechAlt, but also the securities of any company of which Masanek has acquired material, non-public information as a result of Masanek's information rights pursuant to Section 13.1. Masanek hereby agrees that he shall retain in confidence all such Confidential Information and shall prevent disclosure of such Confidential Information to third parties. These restrictions shall not apply to Confidential Information which: (a) at the time of disclosure is available to the public through no fault of Masanek; or
(b) is required to be disclosed pursuant to judicial process, court order or administrative request; provided, however, that Masanek shall notify TechAlt of any such process, order or request sufficiently prior to disclosing such Confidential Information so as to permit TechAlt to seek a protective order.

13.3 Masanek shall receive notice of and have the right to attend all Board of Director meetings of TechAlt. Notwithstanding the same, Masanek shall not be entitled to participate in said meetings and is prohibited from possessing or using during such meetings any recording device or stenographic or similar equipment, but may attend solely in the capacity as an observer and shall otherwise have no voting power at any such meetings and shall not be considered with respect to attendance taking or quorum calculating purposes.

                                  ARTICLE XIV

                              FINDER FEE TO MASANEK

14.1 In the event Masanek locates any buyer acceptable to TechAlt in its sole and absolute discretion which buyer acquires TechAlt ("Acquisition"), upon closing of said Acquisition, Masanek shall receive a ten percent (10%) fee equal to the total consideration received by or to be received directly or indirectly by TechAlt, its shareholders, affiliates and/or subsidiaries ("Consideration") in such Acquisition (the "Finder Fee"), which Finder Fee shall be paid in one lump sum by wire transfer or cashier's check made payable to Masanek or his assignee upon the closing.

14.2 For purposes of this Agreement "Acquisition" shall mean any sale or other disposition of TechAlt, including but not limited to, a merger, consolidation, recapitalization, corporate restructuring or other business combination of TechAlt or a transfer or option to transfer all or any portion of the stock or assets of TechAlt to any person or entity.

14.3 For purposes of this Agreement, "Consideration" shall mean cash, cash equivalents, equity retained, securities, notes made to TechAlt or its successor beneficiaries, liabilities assumed by purchasers, earnouts, royalties, real property sold or leased, equipment and/or intellectual properties sold or leased, or employment management, or consulting agreements in excess of fair market rates, payments in respect of non-competition agreements and stock or other securities that are received in exchange for TechAlt's stock or assets.

                                   ARTICLE XV

                                 ATTORNEYS' FEES

15.1 Pursuant to Article 6.1 of this Agreement, TechAlt shall pay the amount of One Hundred Sixty Five Thousand and no/Dollars ($165,000.00) as payment of SBD's and Masanek's attorneys' fees as follows: (a) $140,000 at Closing as part of the Closing Payments as defined in the Escrow Agreement and (b) $25,000 which is included as part of the Secured Convertible Promissory Note.

15.2 SBD and Masanek shall be responsible for and pay the balance of their attorneys' fees and costs arising out of this Litigation.

15.3 TechAlt, and Technology shall be responsible for and pay their own respective attorneys' fees arising out of the Litigation and TechAlt is hereby permitted to pay all the attorneys' fees and costs of Solomon in connection with or arising out of the Litigation.

                                   ARTICLE XVI

                                 CONFIDENTIALITY

16.1 The terms of this Agreement and the Related Agreements, as well as all communications between the parties regarding settlement of the Litigation, the facts underlying the Litigation, and all claims that were filed or could have been filed in the Litigation, shall be kept strictly confidential by the parties and shall not be disclosed by them to any third parties, except (a) to lawyers and financial advisors retained by the parties, for which advance written consent is not required; (b) to the extent that the above referenced information is public knowledge due to reporting to SEC and other federal and state governmental agencies and units; or (c) to the extent such disclosure is required pursuant to lawful subpoenas, decrees, governmental regulations, or as required testimony in a legal proceeding or proceedings. Notwithstanding the foregoing, any party compelled to disclose such information under (c) above shall take all reasonable actions to provide the other parties with notice of such requested disclosure at least ten (10) days ("Disclosure Notice") before actual disclosure of such information, or as soon as practicable in the event that the Court, via court order, or subpoena, shall compel such disclosure of information in less than 10 days.

                         ARTICLE XVII NON-DISPARAGEMENT

17.1 For a period of three (3) years  after the  Closing,  none of the  parties, shall disparage or make any negative comment or innuendo relating to any party or their respective family, attorneys, financial advisors, company or its affiliates, predecessors, officers, directors, employees, agents and representatives.

                                  ARTICLE XVIII

                                 MUTUAL RELEASES

18.1 In exchange for the consideration herein, Plaintiffs and Defendants do hereby mutually remise, release and forever discharge each other and their respective families, spouses, heirs, legatees, beneficiaries, devisees, trustees, participants, personal representatives, executors, estates, accountants, financial advisors (including, by way of example, but without limitation, David Coloris and his agents and representatives, Excipio Group, S.A. and its agents and representatives, Sunrise Securities Corp., and its agents and representatives, Michael McGee, Lois McGee, the Investors and their agents and representatives, the Appleton Group, LLC and its agents and representatives and Ted Phillips) , attorneys, agents, servants, employees, predecessors, successors, subsidiaries, affiliates, holding companies, parent companies, related companies and divisions, assigns, officers, directors, shareholders, and representatives, in both their official and individual capacities, of and from all claims, debts, dues, liabilities, obligations, and causes of action of every kind and nature whatsoever that they have or may have against each other because of anything done or omitted to be done from the beginning of the world to the date of this Agreement, and particularly of and from any and all claims, debts, dues, liabilities, obligations (including any and all debts, dues, liabilities, and obligations arising out of or in connection with either SBD's and/or Masanek's arrangements and/or working relationship with Technology, Solomon and/or TechAlt at any time prior hereto) or causes of action ("Claims") arising by and between any of the parties by virtue of the facts as alleged in the Litigation, including without limitation,
(a) all Claims alleged, pleaded or which could have been alleged or pleaded or otherwise related to the Litigation, including without limitation, all Claims arising out of any confidentiality agreement, and/or (b) all Claims which could have been alleged or pleaded in any other litigation, administrative proceeding or any other legal proceeding between the parties, whether in law or in equity or before administrative agencies or departments, arising from, related to, or in any way connected with, directly or indirectly, (i) any parties' actions or inactions, including without limitation, actions or inactions, as a shareholder, officer, director, and/or employee of TechAlt, Technology, and/or SBD, (ii) the parties' various relationships with each other, (iii) the various parties' status as officers, directors, shareholders and/or employees of TechAlt, Technology, and/or SBD, and (iv) the cessations of those relationships.

18.2 The parties intend hereby to release all unknown and unanticipated injuries and damages, if any, and in signing this Agreement have not relied upon any representations made by any person or party or the agent of any person or party hereby released.

18.3 The parties acknowledge and agree that this release does not release any and all rights, claims or obligations created by this Agreement and the Related Agreements or any Claims that accrue or arise after the Closing.

18.4 EACH OF THE PARTIES WAIVE AND RELINQUISH ALL RIGHTS AND BENEFITS THEY MAY HAVE UNDER ANY FEDERAL OR STATE LAW PROVIDING GENERALLY THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THEY DO NOT KNOW OR SUSPECT EXIST IN THEIR FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THEM MUST HAVE MATERIALLY AFFECTED THEIR SETTLEMENT.

                                   ARTICLE XIX

                                FURTHER FINANCING

The parties agree that subsequent to Closing, the Parties shall have the opportunity to obtain additional funding as follows:

19.1 In the event the Closing Payments are received on or before 5:00 p.m. (CST) on December 15, 2004, TechAlt shall have until 5:00 p.m. (CST) on January 15, 2005 to receive at least One Million Five Hundred Thousand Dollars ($1,500,000) ("Investment") from the current investors ("Sunrise Investors"), party with TechAlt to that certain Securities Purchase Agreement, Registration Rights Agreement, Warrants, Additional Warrants and Additional Investment Rights entered into on or around August 24, 2004 or from one or more other investors provided financing terms are "equal to or better" than the Sunrise Investor financing described on EXHIBIT 19.1, including without limitation, the additional investors who have made commitments to invest up to $750,000 pursuant to the terms of the Transaction Agreements ("Other Investors"), (the "TechAlt Financing"). The Investment shall be determined on the aggregate investments made by the Sunrise Investors and Other Investors subsequent to the Closing (and after the Closing Payments). TechAlt agrees that it will not accept more than an aggregate of four million seven hundred fifty thousand dollars ($4,750,000.00) pursuant to the TechAlt Financing without Masanek's written consent. This $4,750,000 limit shall be determined as the aggregate investments made by the Sunrise Investors and Other Investors at all times to TechAlt through January 15, 2005.

19.2 In the event of the Closing, but TechAlt does not receive the TechAlt Financing on or before 5:00 p.m. (CST) on January 15, 2005 (the "Sunrise Financing Deadline"), Masanek shall have the right to present to TechAlt financing sources other than the Financing through the Sunrise Investors and Other Investors pursuant to the Transaction Agreements ("Outside Financing Sources"), which Outside Financing Sources shall be accepted by TechAlt and Solomon provided the terms offered by such Outside Financing Sources are on "equal or better terms" as those set forth on EXHIBIT 19.1 and are not in violation of any federal or state law or regulation.

19.3 Within seven (7) days of Closing, TechAlt shall deliver to Masanek for due diligence purposes the documents identified on EXHIBIT 19.3 for the purpose of Masanek obtaining possible Outside Financing Sources, and subsequent to Closing and until TechAlt obtains TechAlt Financing, TechAlt will respond to Masanek's reasonable requests for additional diligence as necessary for Masanek to secure an Outside Financing Source.

19.4 For a period of two (2) years after the Closing, and subsequent to any TechAlt Financing or financing provided pursuant to Outside Financing Sources, in the event TechAlt intends to enter into any financing agreement, whether debt or equity ("Subsequent Financing Agreement"), prior to entering into or finalizing such agreement, TechAlt shall first give Masanek written notice of TechAlt's intent to seek to obtain or enter into a Subsequent Financing Agreement, including in said notice all the relevant terms of such financing. Masanek shall have the right to present proposals for such financing within the time frames set by TechAlt and to present terms for such financing. In the event third parties present terms, Masanek shall have ten (10) business days ("Notice Period") from the receipt of TechAlt's notice of such third party terms in which to determine if Masanek or his designee can offer financing for the benefit of TechAlt at better terms than the best offer presented ("Subsequent Financing Matching Right"). If Masanek desires to execute his Subsequent Financing Matching Right, he shall do so by delivering written notice of exercise to TechAlt at any time prior to expiration of the Notice Period. In the event of Masanek's exercise of the Subsequent Financing Matching Right, TechAlt shall take any and all reasonable steps to enter into the financing obtained by Masanek.

                                   ARTICLE XX

                                ESCROW AGREEMENT

20.1 Contemporaneously with the execution of this Agreement and the Related Agreements, the Parties shall execute the Escrow Agreement, a copy of which is attached hereto as EXHIBIT 20.1, which provides that this Agreement, the Related Agreements and the Agreed Order (see EXHIBIT 6.1) shall be deposited into escrow and subject to the terms of the Escrow Agreement.

                                   ARTICLE XXI

                                  MISCELLANEOUS

21.1 Waiver. The failure of any party to exercise any right or remedy given such party under this Agreement and/or the Related Agreements or otherwise available to such person or party, no failure of any party to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party's right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.

21.2 Successors and Assigns. The terms of this Agreement and Related Agreements shall be binding upon and inure to the benefit of the respective spouses, heirs, estates, affiliates, successors, assigns, and representatives of the parties.

21.3 Entire Agreement; Amendments. This Agreement (together with all documents, exhibits, and instruments being entered into concurrently herewith, including without limitation, the Related Agreements), contains the entire agreement and understanding among the parties hereto relating to the subject matter hereof, and supercedes all prior or previous written and oral negotiations, commitments, and writings with respect to the subject matter hereof. This Agreement may be amended only by written instrument signed by each and every party hereto.

21.4 Validity;Severability. In the event any provision or any portion of any provision of this Agreement and/or Related Agreements is held invalid or unenforceable as applied to any facts or circumstances, the remaining provisions and portions of this Agreement and/or Related Agreements, and the same provision as applied to any other facts or circumstances shall not be affected or impaired thereby, and shall remain valid and enforceable.

21.5 Applicable Law. This Agreement shall be governed and construed in accordance with the internal laws and judicial decisions in the State of Illinois.

21.6 Jurisdiction; Exclusive Jurisdiction. All parties agree that the Circuit Court of Cook County in Chicago, Illinois and/or the Northern District Court of Illinois shall be the venue and exclusive proper forum in which to adjudicate any and all controversies arising directly or indirectly in connection with this Agreement and/or Related Agreements, and the parties further agree that in the event of any litigation arising out of or in connection with this Agreement and/or the Related Agreements, they will not contest or challenge the jurisdiction of either court; provided, however, any injunction obtained by the parties pursuant to a breach of this Agreement and/or the Related Agreements may be enforced in any court in the United States, without regard to choice of law principles.

21.7 Integration of Related Agreements. All the terms and conditions of the Related Agreements are hereby incorporated and made a part of this Agreement. In the event of any conflict of any term or provision of this Agreement and the Related Agreements, the terms and provisions of this Agreement shall control.

21.8 Counterparts/Facsimiles. This Agreement may be executed in counterparts. For purposes of negotiating and finalizing this Agreement, any documents transmitted by facsimile shall be treated in all manner and respect as an original document. Faxed signatures shall be treated the same as original signature pages.

21.9 Capacity. Each party hereto expressly acknowledges, represents, and warrants that he, she or it has voluntarily executed this Agreement. Each person signing this Agreement further represents and warrants that he, she or it has or possesses the full right, power, authority and capacity to execute this Agreement on behalf of his or her respective party and to bind said party to this Agreement, that this Agreement does not conflict with any material agreements of such party, and that this Agreement is enforceable against such party in accordance with its terms.

21.10 Further Assurances/Cooperation. Each of the parties agrees that at any time after the execution of this Agreement, he, she or it will take such actions and execute and deliver such documents and instruments as any other party may reasonably require to confirm or give effect to the provisions and terms of this Agreement and the Related Agreements.

21.11 Full Knowledge, Consent and Voluntary Signing. The parties hereto acknowledge that each has been given a reasonable time in which to consider this Agreement, and that each has read this Agreement and fully understands its meaning and intent, and that each understands its legal consequences, and each agrees to all of the terms of this Agreement and is voluntarily signing this Agreement.

21.12 Attorneys' Fees. The non-prevailing party in any action arising out of or relating to this Agreement and/or the Related Agreements agrees to pay all reasonable attorneys' fees, costs, and expenses that may be incurred by the prevailing party in enforcing the terms of this Agreement and/or the Related Agreements together with attorneys' fees and costs reasonably incurred in the collection of any judgments arising out of or relating to this Agreement and/or Related Agreements.

21.13 Notice. Any notice, consent, waiver, or other communication that is required or permitted hereunder shall be sufficient if it is in writing, signed by or on behalf of the party giving such notice, consent, waiver, or other communication, and delivered personally, by mail or by Federal Express or similar overnight courier, postage prepaid, facsimile, and if by mail, certified or registered, to the addresses set forth below, or to such other addressee or address as shall be set forth in a notice given in the same manner:

                If to:                    SERVICES BY DESIGNWISE, LTD.
                                          Attn: Paul Masanek
                                          5250 Cleveland Street
                                          Skokie, IL  60077
                                          Fax: (847) 673-3539

                With a copy to:           Piccione, Keeley & Associates, Ltd.
                                          Attn: Mr. Patrick C. Keeley
                                          122C South County Farm Road
                                          Wheaton, IL  60187
                                          Fax:  (630) 653-8029

                If to:                    Paul Masanek
                                          5250 Cleveland Street
                                          Skokie, IL 60077
                                          Fax: (847) 673-3539

                With a copy to:           Piccione, Keeley & Associates, Ltd.
                                          Attn: Mr. Patrick C. Keeley
                                          122C South County Farm Road
                                          Wheaton, IL  60187
                                          Fax:  (630)-653-8029

                If to:                    TECHALT, INC.
                                          Attn: James E. Solomon
                                          3311 N. Kennicott Ave., Suite A
                                          Arlington Heights, IL 60004
                                          Fax:  (847) 398-1692

                With a copy to:           The Otto Law Group, PLLC
                                          Attn: David Otto
                                          900 Fourth Avenue, Suite 3140
                                          Seattle, WA 98164
                                          Fax:  (206) 262-9513

                If to:                    James E. Solomon
                                          3311 N. Kennicott Ave., Suite A
                                          Arlington Heights, IL 60004
                                          Fax:  (847) 398-1692

                With a copy to:           Michael James Lightfoot, Esq.
                                          680 Lions Drive
                                          Lake Zurich, IL 60047
                                          Fax:  (847) 550-9591

                If to:                    Technology Alternatives, Inc.
                                          3311 N. Kennicott Ave., Suite A
                                          Arlington Heights, IL 60004
                                          Fax:  (847) 398-1692

                With a copy to:           David Kaufman, Esq.
                                          David A. Kaufman and Associates
                                          555 Skokie Boulevard, Suite 5000
                                          Northbrook, IL 60062
                                          Fax:  (847) 480-5740

21.14 Notice shall be deemed given upon delivery if delivered personally, on the next day if delivered by an overnight carrier, or three (3) days after the date of postmark if deposited in the U.S. Mail for delivery by certified or registered mail, return receipt requested, postage prepaid, addressed, or upon transmission if it has been given by facsimile between 9:00 a.m. and 5:00 p.m. central time, Monday through Friday.

21.15 Dismissal of Litigation. Within seven (7) days following the Closing, the parties shall take all necessary action to ensure the entry of a court order dismissing the Litigation with prejudice and without attorneys' fees or costs to any party except to the extent provided in this Agreement.

21.16 Assignment of Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

21.17 Further Assurances and Execution of Additional Agreements. From time to time following the consummation of this Agreement, the Parties shall execute and deliver, or cause to be executed and delivered, to the other such additional instruments and agreements as such party may reasonably request or as may be otherwise necessary or desirable to carry out the purposes of this Agreement and the Related Agreements.

21.18 Governance. Upon Closing, this Agreement and the Related Agreements shall govern all relationships, duties and obligations among the parties hereto with respect to the Litigation and the settlement contemplated by this Agreement and the Related Agreements and any additional or conflicting terms and conditions contained in any document other than this Agreement, the Related Agreements, or other agreements contemplated by this Agreement and/or the Related Agreements are of no force and effect.

                             SIGNATURE PAGE FOLLOWS

TECHALT, INC.                             SERVICES BY DESIGNWISE, LTD.


By: ______________________                By: _________________________

Its: _____________________                Its: _________________________


TECHNOLOGY ALTERNATIVES, INC.


By:      _________________________

Its:     _________________________


-------------------------                 -----------------------
James E. Solomon, individually            Paul Masanek, individually